NEWS RELEASE


FOR IMMEDIATE RELEASE                           Stock Symbol: PBCP
Thursday, October 23, 2003                      Traded on NASDAQ National Market

CONTACT:
Paul A. Maisch, SVP & CFO
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


               PROVIDENT BANCORP ANNOUNCES FISCAL 2003 EARNINGS OF
                    $11.3 MILLION, 18% HIGHER THAN PRIOR YEAR

                        FOURTH QUARTER EARNINGS UP 14.5%


MONTEBELLO,  NY - October 24, 2003 -- Provident Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that net income for the fiscal year ended September 30, 2003 was $11.3 million, an increase of 18.1% over prior-year earnings of $9.5 million. Basic and diluted earnings per share increased to $1.46 and $1.44, respectively, for the 2003 fiscal year compared to $1.24 and $1.22, respectively, for fiscal 2002.

For the three months ended September 30, 2003 net income was $2.6 million, which was an increase of 14.5% over net income of $2.3 million for the three months ended September 30, 2002. Basic and diluted earnings per share for the most recent quarter were $0.34 and $0.33, respectively, compared to $0.29 for both basic and diluted earnings per share for the same period last year.

George Strayton, the Company's President and CEO, commented, "Fiscal 2003 was a banner year for Provident Bank. Earnings improved significantly despite declining interest rates. We were able to post $11.3 million in net income, or $1.44 per diluted share, an increase of 18.0% from fiscal 2002 earnings per diluted share of $1.22. Although asset yields declined steadily this year due to falling market interest rates, we were diligent in turning market interest rate declines to our advantage by lowering our overall cost of funds, realizing appreciation in the investment portfolio, generating income from selling newly originated long-term residential mortgages and collecting prepayment fees. Growth in income was accompanied by growth in the balance sheet. We ended fiscal 2003 at nearly $1.2 billion in assets, up $146.6 million from a year ago, with net loans increasing $42.4 million to $703.2 million and deposits up $69.9 million to $869.6 million. Our continuous investment in increasing our business capacity enabled us to lay the foundation for the recently announced acquisition of Ellenville National Bank and conversion to a fully public company. We filed the proxy and prospectus with the regulatory agencies in mid-September and await approval."

Commenting further, Mr. Strayton noted that "the marketplace has embraced the pending transactions as our common stock price closed the year at $42.02 compared to the $33.10 closing price prior to the announcement (July 1, 2003) and $28.45 at September 30, 2002."


Balance Sheet Data
------------------


Total assets as of September 30, 2003 were $1.2  billion,  an increase of $146.6
------------
million, or 14.3%, over total assets of $1.0 billion at September 30, 2002. Average total assets for the year ended September 30, 2003 were $1.1 billion, an increase of $124.6 million, or 13.0%, over average total assets of $957.9 million in fiscal 2002.

Net loans as of  September  30, 2003 were $703.2  million,  an increase of $42.4
---------
million, or 6.4%, over net loan balances of $660.8 million at September 30, 2002. During fiscal 2003 the commercial loan portfolio, which consists of commercial real estate, commercial business and construction loans experienced growth of $31.2 million, or 14.1%. Residential mortgage loans grew during fiscal 2003 as well, posting an increase (net of significant refinancing activity) of $14.7 million, or 4.0%, over balances at September 30, 2002. Consumer loans declined to $80.6 million, down from $83.4 million at September 30, 2002, a decrease of $2.8 million, or 3.4%, as many customers refinanced their home equity loans with their first mortgages. Average total loans were $683.1 million in fiscal 2003, an increase of $52.4 million, or 8.3%, over average total loans of $630.7 million in fiscal 2002. At September 30, 2003, non-performing loans totaled $4.7 million, or 0.66% of total loans, compared to 0.74% at September 30, 2002.

Deposits as of September  30, 2003 were $869.6  million,  up $69.9  million,  or
--------
8.7%, from September 30, 2002. The Company's deposit mix has shifted along with its deposit growth. Transaction accounts (demand and NOW deposits) represented 26% of deposits at September 30, 2003, compared to 24% at September 30, 2002. Similarly, savings and money market account balances, which totaled $407.9 million at September 30, 2003, represented 47% of deposits at that date, compared to 45% at the prior year-end. Certificates of deposit declined to 27% of deposits at September 30, 2003 from 31% a year ago. This shift in mix to lower cost transaction and savings accounts had a positive impact on earnings in fiscal 2003.

Stockholders'  equity  increased by $7.0 million to $117.9  million at September
---------------------
30, 2003, compared to $110.9 million at September 30, 2002. In addition to net income of $11.3 million for the current fiscal year, equity increased by $2.0 million due to the allocation of employee stock ownership plan shares and the vesting of shares issued under our recognition and retention plan, and by $0.5 million related to transactions in our stock option plan. Partially offsetting these increases were cash dividends, which reduced stockholders' equity by $2.4 million, $2.3 million in stock purchases, and a reduction of $2.1 million in the after-tax net unrealized gains on securities available for sale.

During fiscal 2003, the Company repurchased 69,004 shares of its common stock, of which 22,815 shares were repurchased under the Company's third repurchase program, which was announced in March 2003 which authorized the repurchase of up to 177,250 shares. The Company has repurchased a total of 376,740 shares under its two previously announced and completed repurchase programs. Net of stock option-related reissuances, a total of 333,479 treasury shares were held by the Company at September 30, 2003.

Income Information - Full Fiscal Year
-------------------------------------


Net interest income after provision for loan losses for the year ended September
---------------------------------------------------
30, 2003 increased to $44.8 million, compared to $41.9 million for the year ended September 30, 2002, an increase of $2.9 million or 7.1%, which was largely due to a $25.1 million increase in average net earning assets. The decrease in interest income of $2.2 million, or 3.6%, reflects a decline in yield of 85 basis points to 5.75% on average earning assets, mostly offset by an increase in average earning asset balances of $96.8 million, or 10.7%, to $1.0 billion as of September 30, 2003. The cost of interest bearing liabilities declined by $5.1 million as the average rate paid on interest bearing liabilities decreased 82 basis points to 1.46%, offsetting an increase in average balances of $71.7 million to $827.9 million. Net interest margin decreased from 4.71% to 4.55% and net interest spread decreased from 4.33% to 4.30%. The provision for loan losses was $900,000 in fiscal 2003 and in fiscal 2002.

As noted in the above discussion, the increase in the Bank's net interest income is due, in large part, to the relative changes in the yield and cost of the Bank's assets and liabilities as a result of decreasing market interest rates since 2001. This decrease in market interest rates has reduced the cost of interest bearing liabilities faster and to a greater extent than the rates on interest-earning assets such as loans and securities. However, if recently low interest rate levels persist for an extended period of time, the prepayment of assets could continue at a rate exceeding scheduled repayment. Such funds received would most likely be reinvested at lower yields than those of previously held assets. Also, as the reduction in liability costs have already exceeded the pace at which assets repriced downward, net interest margin may be further compressed.

Non-interest  income  for the  fiscal  year ended  September  30,  2003 was $9.6
--------------------
million compared to $5.4 million for the fiscal year ended September 30, 2002, an increase of $4.2 million, or 76.9%. This increase was primarily attributable to realized gains on securities available for sale and sales of loans of $2.0 million and $1.1 million, respectively, in the current fiscal year, a combined increase of $2.5 million over the securities and loan sales gains of $607,000 for the prior fiscal year. Other factors include an increase of $786,000, or 18.7%, in banking fees and service charges, $483,000 in income from the new BOLI program which began in December 2002, and an increase in prepayment fees of $264,000.

Non-interest  expense  for the fiscal year ended  September  30, 2003 were $36.8
---------------------
million, a $4.6 million, or 14.4%, increase over expenses of $32.2 million for the fiscal year ended September 30, 2002. The increase was primarily attributable to an increase in compensation and employee benefits of $3.5 million, or 20.0%, primarily related to annual merit raises, staff for new branches, the payout of an employment agreement and the increased cost of stock-based compensation plans due to the increase in the market price of the Company's common stock.

Occupancy and office operations increased by $370,000, or 7.7%, due primarily to the expenses associated with the branches acquired as part of the acquisition of The National Bank of Florida (NBF), which branches were owned by the Company for only five months in fiscal 2002. Advertising and promotion costs increased by $187,000, or 12.7%, due to additional advertising related to new branches and products. Increases in loan and deposit accounts generated a volume-related increase of $472,000, or 19.3%, in data and check processing costs. A focus on technological development and internal controls resulted in an increase in professional fees over the same period in 2002 of $427,000, or 42.0%, to $1.4 million. Amortization of intangible assets increased by $152,000, or 53.1%, as the NBF core deposit amortization was in place for the full year in fiscal 2003, compared to five months in fiscal 2002. Other expenses increased by $91,000, or 2.1%, due primarily to an increase of $226,000, or 54.5%, in ATM charges related to the increase in transaction accounts and greater debit card usage.


Income Information  -  Fourth Fiscal Quarter Ended September 30
---------------------------------------------------------------


Net interest  income after  provision for loan losses for the three months ended
-----------------------------------------------------
September 30, 2003 was $11.2 million, compared to $11.3 million for the three months ended September 30, 2002, a decrease of $95,000, or 0.8%. This slight decrease in net interest income was largely due to lower average yields on loans and securities, which offset an $82.8 million increase in average earning assets to $1.045 billion during the quarter ended September 30, 2003, as compared to $962.3 million for the same quarter in the prior year. Additionally, the Company invested $12.0 million in BOLI, which decreased earning assets by the same amount and reclassified earnings of $159,000 to non-interest income. The increase in average earning assets was offset by a decline in average yield of 110 basis points from 6.44% to 5.34%. A decrease in the average cost of interest bearing liabilities of 64 basis points led to a $1.3 million drop in interest expense for the quarter compared to the same quarter in 2002, even as average interest-bearing liabilities increased by $24.9 million. Net interest margin declined by 49 basis points to 4.30%, while net interest spread declined by 45 basis points to 4.06%. The provision for loan losses decreased by $200,000 to $100,000 for the period ended fiscal 2003 compared to $300,000 for the comparable period in fiscal 2002.

Non-interest  income for the three  months  ended  September  30,  2003 was $2.4
--------------------
million compared to $1.5 million for the three months ended September 30, 2002, an increase of $818,000, or 52.8%. This increase was primarily attributable to an increase of $319,000, or 25.1%, in banking fees and service charges. Also contributing to this increase was the effect of net loan sales gains of $260,000 for the current three-month period, compared to $54,000 for the same period last year. Other income increased from $53,000 for the three-month period ended September 30, 2002 to $408,000 for the same period in fiscal 2003. The increase was attributable to increases in loan fees of $124,000, income from BOLI of $159,000 in fiscal 2003, and a net gain on the sale of real estate owned of $109,000 in fiscal 2003.

Non-interest  expense for the three  months  ended  September  30, 2003 was $9.7
---------------------
million, a $395,000, or 4.3% increase over expense of $9.3 million for the three months ended September 30, 2002. The increase was primarily attributable to increases in compensation expenses and occupancy expenses of $575,000, or 11.5%, and $54,000, or 4.1%, respectively, due to $382,000 related to stock based compensation plans, annual salary and benefit increases, an increase of $88,000 in pension plan expense, a net increase of $76,000 in medical benefits (all of which were partially offset by a $222,000 increase in deferred origination costs related to the higher production of loans in the fourth quarter of 2002) and the opening of a new branch in February 2003. Data and check processing expense also increased by $43,000, or 6.0%, related to higher deposit and loan volumes. Integration costs decreased by $173,000 as the costs incurred in the fourth quarter of 2002 represent the final merger-related costs associated with the NBF acquisition, while the current period costs are for the pending acquisition of Ellenville National Bank. Amortization of branch purchase premiums declined by $43,000 in accordance with the valuation schedule for the NBF deposits acquired. Other non-interest expenses for the current three-month period increased by $21,000, or 1.8%, over the comparable period last year, primarily due to an increase of $50,000 in charitable contributions.

Other financial information is included in the tables that follow.






Note:
In addition to historical information, this earnings release contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited)
(in thousands)

                                                           September 30,      September 30,
                                                               2003              2002
                                                               ----              ----

Assets:
Cash and due from banks                                   $    38,568        $    35,093
Total securities                                              374,259            292,937
Loans held for sale                                             2,364                ---
Loans:
   One-to four-family residential mortgage loans              380,776            366,111
   Commercial real estate, commercial business
         and construction loans                               252,857            221,669
   Consumer loans                                              80,620             83,419
                                                          --------------     --------------
           Total loans                                        714,253            671,199
   Allowance for loan losses                                  (11,069)           (10,383)
                                                          --------------     --------------
           Total loans, net                                   703,184            660,816
                                                          --------------     --------------
Federal Home Loan Bank stock, at cost                           8,220              5,348
Premises and equipment, net                                    11,647             11,071
Goodwill                                                       13,540             13,540
Bank owned life insurance                                      12,483                ---
Other assets                                                   10,040              8,896
                                                          --------------     --------------
           Total assets                                   $ 1,174,305        $ 1,027,701
                                                          ==============     ==============
Liabilities:
     Deposits:
          Transaction accounts                            $   225,376        $   193,114
          Savings and money market deposits                   407,939            362,983
          Certificates of deposit                             236,238            243,529
                                                          --------------     --------------
           Total deposits                                     869,553            799,626
     Borrowings                                               164,757            102,968
     Mortgage escrow funds                                      3,949              3,747
      Other                                                    18,189             10,493
                                                          --------------     --------------
           Total liabilities                                1,056,448            916,834
Stockholders' equity                                          117,857            110,867
                                                          --------------     --------------
           Total liabilities and stockholders' equity     $ 1,174,305        $ 1,027,701
                                                          ==============     ==============

Common shares outstanding at period end                     7,946,521          7,997,512
Book value per share                                      $     14.83        $     13.86




Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands)
                                                            For the Three Months          For the 12 Months
                                                             Ended September 30,          Ended September 30,

                                                             2003            2002         2003            2002
                                                          -----------    ----------    ----------     ----------
  Interest and dividend income
       Loans                                              $   10,616     $   11,533    $  43,815          44,967
       Securities                                              3,362          3,950       13,586          14,496
       Other earning assets                                       97            139          389             488
                                                          -----------    ----------    ----------     ----------
  Total interest and dividend income                          14,075         15,622       57,790          59,951
                                                          -----------    ----------    ----------     ----------

  Interest expense:
       Deposits                                                1,628          2,820        7,775          11,701
       Borrowings                                              1,121          1,181        4,285           5,500
                                                          -----------    ----------    ----------     ----------
  Total interest expense                                       2,749          4,001       12,060          17,201
                                                          -----------    ----------    ----------     ----------

  Net interest income                                         11,326         11,621       45,730          42,750
  Provision for loan losses                                      100            300          900             900
                                                          -----------    ----------    ----------     ----------
  Net interest income after provision for loan losses         11,226         11,321       44,830          41,850
                                                          -----------    ----------    ----------     ----------

  Non-interest income:
      Banking fees and service changes                         1,588          1,269         4,987          4,201
      Gain on sales of securities available for sale             111            173         2,006            461
      Gain on sales of loans                                     260             54         1,096            146
      Other                                                      408             53         1,466            593
                                                          -----------    ----------    ----------     ----------
  Total non-interest income                                    2,367          1,549         9,555          5,401
                                                          -----------    ----------    ----------     ----------

  Non-interest expense:
       Compensation and employee benefits                      5,594          5,019        20,703         17,246
       Occupancy and office operations                         1,367          1,313         5,178          4,808
       Advertising and promotion                                 368            440         1,657          1,470
       Professional fees                                         333            301         1,443          1,016
       Data and check processing costs                           762            719         2,923          2,451
       Merger integration costs                                    4            177             4            531
       Amortization of intangible assets                          93            136           438            286
       Other                                                   1,133          1,154         4,444          4,353
                                                          -----------    ----------    ----------     ----------
  Total non-interest expense                                   9,654          9,259        36,790         32,161
                                                          -----------    ----------    ----------     ----------

  Income before income tax expense                             3,939          3,611        17,595         15,090
  Income tax expense                                           1,355          1,354         6,344          5,563
                                                          -----------    ----------    ----------     ----------
  Net income                                              $    2,584     $    2,257    $   11,251     $    9,527
                                                          ===========    ==========    ==========     ==========
  Per common share:
       Basic earnings                                     $     0.34     $     0.29    $     1.46     $     1.24
       Diluted earnings                                   $     0.33     $     0.29    $     1.44     $     1.22
       Dividends declared                                 $     0.15     $     0.12    $     0.57     $     0.41

  Weighted average common shares:
       Basic                                               7,707,877      7,706,036     7,712,929      7,702,253
       Diluted                                             7,836,144      7,833,597     7,823,276      7,820,055

Provident Bancorp, Inc.
SELECTED ADDITIONAL FINANCIAL DATA
(unaudited)
($ in thousands, except per share data)



                                                       September 30,    September 30,
                                                           2003            2002
                                                      --------------    -------------

Asset Quality Data:
    Non-performing loans  (NPLs)                      $   4,697         $  4,954
    Non-performing assets (NPAs)                      $   4,697         $  4,995
    NPLs as % of total loans                               0.66%            0.74%
    NPAs as % of total assets                              0.40%            0.49%
    Allowance for loan losses as % of NPLs               235.66%          209.59%
    Allowance for loan losses as % of total loans          1.55%            1.55%

Capital Ratios:
    Equity to total assets (consolidated)                 10.04%           10.79%
    Tier 1 capital ratio (Bank only)                       8.14%            8.45%


                                                         Three Months Ended            Fiscal Year Ended
                                                            September 30,                 September 30,
                                                        2003            2002          2003           2002
                                                      ----------    -----------    -----------    ---------
Performance Ratios (annualized):
   Return on average assets                                 0.90%          0.87%          1.04%        0.99%
   Return on average equity                                 8.91%          8.14%          9.92%        8.92%

   Net interest rate spread                                 4.06%          4.51%          4.30%        4.33%
   Net interest margin                                      4.30%          4.79%          4.55%        4.71%

Average Balance Data:
    Average assets                                    $1,133,447    $ 1,034,333    $ 1,082,562    $ 957,914
    Average earnings assets                            1,045,164        962,319      1,004,484      907,722
    Average stockholders' equity                         115,054        109,995        113,369      106,787
